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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT, dated as of the 10th day of September, 1999, by and among EDGAR Online, Inc., a Delaware corporation ("EOL"), FreeEDGAR Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and FreeEDGAR.com, Inc., a Delaware corporation ("FreeEDGAR").

                               W I T N E S S E T H

         WHEREAS, Acquisition Corp. is a wholly-owned subsidiary of EOL; and

         WHEREAS, the Board of Directors of each of EOL, Acquisition Corp., and FreeEDGAR deem it to be advisable and in the best interests of said corporation and its stockholders that Acquisition Corp. be merged with and into FreeEDGAR in a transaction whereby FreeEDGAR will become a wholly owned subsidiary of EOL (the "Merger"), all in accordance with the terms of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"); and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties hereto wish to make certain representations, warranties and covenants in connection with the Merger, to prescribe the terms thereof and the mode of carrying it into effect, and to impose various conditions precedent thereto.

         NOW, THEREFORE, in consideration of, and in reliance upon, the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1.       THE MERGER

         1.1      THE MERGER

         At the Effective Time (as defined in subparagraph 1.3 hereof), subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Acquisition Corp. shall be merged with and into FreeEDGAR, the separate corporate existence of Acquisition Corp. shall cease, and FreeEDGAR shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL.

         1.2      CLOSING

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to subparagraph 8.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in subparagraphs 7.1 and 7.2 hereof, the closing of the Merger (the "Closing") shall take place (1) at the offices of Littman Krooks Roth & Ball P.C., 655 Third Avenue, New York, New York as promptly as practicable (and in any event within five business days) after the satisfaction or waiver of all of the conditions set forth in subparagraphs 7.1 and 7.2 hereof, or (ii) at such other time, date and/or place as may be agreed upon by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

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         1.3      EFFECTIVE TIME

         As promptly as practicable after the Closing Date, Acquisition Corp. and FreeEDGAR shall (i) file in the office of the Secretary of State of the State of Delaware, a Certificate of Merger meeting the requirements of the DGCL, in substantially the form annexed hereto as Exhibit A, and (ii) execute, acknowledge, deliver, file and/or record all such other instruments, and take all such other actions, as may be required in order to cause the Merger to become effective in accordance with the provisions of the DGCL. The date and time on which the Merger becomes effective in accordance with the applicable provisions of the DGCL is hereinafter referred to as the "Effective Time".

         1.4      CORPORATE GOVERNANCE

                  1.4.1    CERTIFICATE OF INCORPORATION

         At the Effective Time, the Certificate of Incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by law; provided, however, that
Article I thereof shall be amended to read as follows: "The name of this corporation is FreeEDGAR.com, Inc.".
                  1.4.2    BYLAWS
         At the Effective Time, the Bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until changed in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and the DGCL.

                  1.4.3    DIRECTORS
         The following persons shall be the initial members of the Board of Directors of the Surviving Corporation, each to hold office in accordance with the applicable provisions of law:

                           Marc Strausberg
                           Susan Strausberg
                           Tom Vos
                           Mark Schnitzer

                  1.4.4    OFFICERS

         The following persons shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of law:

                           Name                       Office(s)
                           Tom Vos            President and Chief Executive
                                              Officer

                           Greg Adams         Chief Financial Officer, Treasurer
                                              and Secretary

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         1.5      EFFECT OF MERGER ON SECURITIES OF CONSTITUENT CORPORATIONS

         As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp. or FreeEDGAR:

                  1.5.1    ACQUISITION CORP. COMMON STOCK

         Each issued and outstanding share of Common Stock of Acquisition Corp., par value $.01 per share, will be converted into and become one fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  1.5.2    FreeEDGAR CAPITAL STOCK

         Subject to the provisions of Section 1.5.4 below and giving effect to
Section 7.1(i), the holders of securities of FreeEDGAR shall receive an aggregate of 950,000 shares of common stock, par value $.01 per share, of EOL ("EOL Common Stock") as follows:

                         (a) COMMON STOCK(a) COMMON STOCK Each issued and
outstanding share of Common Stock of FreeEDGAR, par value $.01 per share ("FreeEDGAR Common Stock"), will be converted into shares of EOL Common Stock pursuant to the "Conversion Rate," as defined herein; provided, however, that no holder of shares of FreeEDGAR Common Stock shall be entitled to receive any fractional shares of EOL Common Stock but instead any fractional shares shall be rounded to the nearest whole share. The Conversion Rate shall be equal to (a)(i) 950,000 multiplied by the average closing price of EOL Common Stock on the last 30 business days preceding the date of Closing of this Agreement (the "EOL Closing Price"; such product constituting the "Total EOL Consideration"), minus
(ii) the number of outstanding shares of FreeEDGAR Series B Convertible Preferred Stock, after giving effect to the conversion of the Secured Convertible Promissory Note dated June 12, 1998 now held by Reuters Holdings Switzerland S.A. (the "Reuters Note") (the "Outstanding Series B Shares") multiplied by $2.15 (such product constituting the "Total Series B Preference"), minus (iii) the "Total Series A Preference", as defined herein; divided by (b) the sum of (i) the number of outstanding shares of FreeEDGAR Common Stock on the date of closing (the "Outstanding Common Shares"), plus (ii) the number of FreeEDGAR Options, as defined herein, that are vested as of the Closing, plus
(iii) the number of FreeEDGAR Warrants, as defined herein, plus (iv) the Outstanding Series B Shares multiplied by 2.15 and divided by 2.144 (such sum of subsections (b)(i) through (b)(iv) constituting the "Common Stock Equivalents"); divided by (c) the EOL Closing Price.

                         (b) SERIES A PREFERRED STOCK(b) SERIES A PREFERRED
STOCK

                         Each issued and outstanding share of Series A
Convertible Preferred Stock of FreeEDGAR, par value $.01 per share ("FreeEDGAR Series A Preferred Stock"), will be converted into shares of EOL Common Stock pursuant to the "Series A Conversion Rate," as defined herein; provided, however, that no holder of shares of FreeEDGAR Series A Preferred Stock shall be entitled to receive any fractional shares of EOL Common Stock. The Series A Conversion Rate shall be calculated by dividing the "Total Series A Preference," as defined herein, by the EOL Closing Price, and then dividing such quotient by 383,244. The Total Series A Preference shall equal the lesser of (a) $1,277,480 or (b)(i) the Total EOL Consideration minus (ii) the Total Series B Preference.

                         (c) SERIES B PREFERRED STOCK(c) SERIES B PREFERRED
STOCK

Each issued and outstanding share of Series B Convertible Preferred Stock of FreeEDGAR, par value $.01 per share ("FreeEDGAR Series B Preferred Stock"), will be

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converted into shares of EOL Common Stock pursuant to the "Series B
Conversion Rate," as defined herein; provided, however, that no holder of shares of FreeEDGAR Series B Preferred Stock shall be entitled to receive any fractional shares of EOL Common Stock. The Series B Conversion Rate shall be calculated by dividing (a) (i) the Total Series B Preference plus (ii) the Conversion Rate multiplied by the EOL Closing Price multiplied by the Outstanding Series B Shares multiplied by 2.15 and divided by 2.144, by (b) product of the Outstanding Series B Shares multiplied by the EOL Closing Price.

                         (d) OPTIONS(d) OPTIONS

Each issued and outstanding option entitling the holder thereof to purchase one share of FreeEDGAR Common Stock at the Effective Time ("FreeEDGAR Options") will be converted into an option to acquire shares of EOL Common Stock pursuant to the Conversion Rate; provided, however, that no holder of FreeEDGAR Options shall be entitled to receive any fractional shares of EOL Common Stock but instead any fractional shares shall be rounded to the nearest whole share. EOL will assume FreeEDGAR's 1999 stock option plan and, after the Effective Time, each FreeEDGAR Option will be exercisable at an exercise price equal to the quotient obtained by dividing the aggregate exercise price of each FreeEDGAR Option being converted by the Conversion Rate.

                         (e) WARRANTS(e) WARRANTS

Each issued and outstanding warrant entitling the holder thereof to purchase one share of FreeEDGAR Common Stock at the Effective Time ("FreeEDGAR Warrants") will be converted into a warrant to acquire shares of EOL Common Stock pursuant to the Conversion Rate; provided, however, that no holder of FreeEDGAR Warrants shall be entitled to receive any fractional shares of EOL Common Stock but instead any fractional shares shall be rounded to the nearest whole share. EOL will assume the FreeEDGAR Warrants and, after the Effective Time, each FreeEDGAR Warrant will be exercisable at an exercise price equal to the quotient obtained by dividing the aggregate exercise price of each FreeEDGAR Warrant being converted by the Conversion Rate.

                         1.5.3 CANCELLATION OF CERTAIN SHARES OF FreeEDGAR
COMMON STOCK

Each and any share of FreeEDGAR Capital Stock that is owned by FreeEDGAR or by any subsidiary of FreeEDGAR, and each share of FreeEDGAR Capital Stock that is owned by EOL, Acquisition Corp. or any other subsidiary of EOL, shall be automatically canceled and retired, and shall cease to exist, and no EOL Capital Stock or other consideration shall be delivered in exchange therefor.

                         1.5.4 ADJUSTMENT OF NUMBER OF SHARES OF EOL COMMON
             STOCK TO BE DELIVERED PURSUANT TO THE MERGER
                           (a) CLOSING DATE BALANCE SHEET
     At the Closing Date, FreeEDGAR shall deliver to EOL and Acquisition Corp. a pro forma balance sheet of FreeEDGAR as of the date three days prior to the Closing Date prepared in accordance with generally accepted accounting principles consistently applied with past practices and fairly presenting FreeEDGAR's financial condition as of such date as adjusted to reflect (i) the pro forma conversion of debt held by Reuters into FreeEDGAR Series B Preferred Stock, (ii) the pro forma contribution to FreeEDGAR's capital of a $200,000 loan to FreeEDGAR by EOL on July 27, 1999 and (iii) the exclusion of any liabilities arising as a result of the delay of the closing past September 8, 1999 due solely to reasons beyond the reasonable control of FreeEDGAR (as so adjusted, the "Closing Balance Sheet"). Representatives of EOL (including its auditors) shall be entitled to participate in and observe the preparation of the Closing Date Balance Sheet to whatever extent they may elect, at their cost and expense. In order to enable EOL to anticipate and plan for assumption of the FreeEDGAR's liabilities that will be shown on the Closing Balance Sheet, FreeEDGAR will provide to EOL a balance sheet

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as of the end of the month immediately preceding the Closing Date as soon as reasonably possible and in any event at least ten days before Closing Date (one week before the date of the Closing Balance Sheet).

                         (b) DISPUTES RELATING TO THE CLOSING BALANCE SHEET If
EOL notifies Mark Schnitzer, Stephen P. Rader, in his capacity as Trustee of the Stephen P. Rader and Anne W. Rader Living Trust 9/9/94, and Reuters Holdings Switzerland S.A. (the "Significant Stockholders") within 30 days of receipt of the Closing Balance Sheet that it disputes the calculations contained in the Closing Balance Sheet, and all of such disputes have not been resolved by mutual agreement of EOL and a majority in interest of the Significant Stockholders within 15 days after such notification (which resolution would be binding upon all of the parties hereto), the matter(s) in dispute shall be, within ten days thereafter, submitted to a nationally recognized independent accounting firm selected by EOL and a majority in interest of the Significant Stockholders, which firm shall issue its written determination with respect to all disputed matters within 30 days after such submission. Such determination shall be final and binding upon all of the parties hereto. The fees of such accounting firm shall be borne one-half by the Significant Stockholders (pro rata in accordance with their holdings of FreeEDGAR Capital Stock immediately prior to the Closing) and one-half by EOL.

                         (c) ADJUSTMENT OF NUMBER OF SHARES OF EOL COMMON
                     STOCK ISSUABLE PURSUANT TO MERGER
                         If the Closing Balance Sheet indicates a net
shareholder's deficit in excess of $200,000, then, in such event, the aggregate number of shares of EOL Common Stock issuable pursuant to the Merger shall be reduced by a number of shares which is equal to the quotient obtained by dividing (i) such excess deficit by (ii) the average of the closing price for one share of EOL Common Stock traded on the 20 business days preceding the Closing Date as reported on the Nasdaq Stock Market (the "EOL Share Value").

                         1.5.5 EXCHANGE OF STOCK CERTIFICATES
     As of the Effective Time and subject to the provisions of subparagraph
1.5.9 hereof, each holder of an outstanding certificate or certificates representing shares of FreeEDGAR Capital Stock shall receive in exchange therefor, upon surrender of such certificate or certificates to EOL along with duly executed investor representation letters and lock-up agreements, one or more certificates representing in the aggregate the number of whole shares of EOL Common Stock into which said shares of FreeEDGAR Capital Stock shall have been converted pursuant to the Merger. Until surrendered and exchanged, the outstanding certificates theretofore representing shares of FreeEDGAR Capital Stock shall be deemed for all purposes, other than the payment of dividends or other distributions to stockholders of EOL, to represent the number of whole shares of EOL Common Stock into which said shares of FreeEDGAR Capital Stock shall have been converted pursuant to the Merger. No dividend or other distributions which is payable to the holders of record of EOL Common Stock as of any date subsequent to the Effective Time shall be paid to the holders of outstanding unsurrendered certificates theretofore representing shares of FreeEDGAR Capital Stock; provided, however, that upon surrender and exchange of such outstanding certificates as provided above, there shall be paid to the record holders of said certificates the amount (without any interest thereon) of any dividends and other distributions which became payable to holders of record of EOL Common Stock as of a date between the Effective Time and the date of such surrender and exchange, inclusive.

                         1.5.6 FRACTIONAL SHARES

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     No fractional shares of EOL Common Stock, and no scrip certificates, shall be issued or delivered in connection with the Merger, and no fractional share interest shall entitle the owner thereof to exercise any rights as a stockholder of EOL. In lieu of the issuance or delivery of fractional shares or options or warrants for fractional shares, the aggregate number of shares of EOL to which each stockholder, optionholder or warrantholder of FreeEDGAR shall be entitled as a result of the Merger shall be rounded to the nearest whole share, with one-half being rounded up.

                         1.5.7 ADJUSTMENT
     If subsequent to the date hereof but prior to the Effective Time, EOL Common Stock shall be changed into or exchanged for a different number or kind of shares through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like change in EOL's capitalization, there shall be a proportionate and appropriate adjustment in the number of shares of EOL Common Stock to be delivered pursuant to the Merger.

                         1.5.8 NO TRANSFERS
     Commencing as of the Effective Time, there shall be no registration of transfers on the records of FreeEDGAR of any shares of FreeEDGAR Capital Stock. Subject to the provisions of subparagraph 1.5.9 hereof, if a certificate for such shares is presented for transfer, it shall be exchanged for a certificate representing shares of EOL Common Stock as herein provided.

                         1.5.9 WITHHOLDING OF SHARES, ETC
     Anything herein above contained to the contrary notwithstanding, any certificates representing shares of EOL Common Stock issuable to the Significant Stockholders pursuant to the Merger may be legended, pending completion of the adjustments referred to in subparagraph 1.5.4 above.

                         1.5.10 SUBSEQUENT COOPERATION
     At any time and from time to time after the Effective Time, the last acting officers of FreeEDGAR, or the corresponding officers of the Surviving Corporation, may, in the name of FreeEDGAR, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to best perfect or confirm in the Surviving Corporation title to and possession of all of FreeEDGAR's properties, rights, privileges, immunities, powers and purposes, and to otherwise carry out the purposes of this Agreement.

                         1.5.11 ESCROW AGREEMENT
     EOL, the Significant Stockholders and Littman Krooks Roth & Ball P.C. ("Escrow Agent"), shall execute and deliver at the Closing an Escrow Agreement, substantially in the form annexed hereto as Exhibit B (the "Escrow Agreement"), under which an aggregate of 95,000 shares of EOL Common Stock otherwise issuable to the Significant Stockholders pursuant to the Merger ("Escrowed Shares") shall be deposited with the Escrow Agent by the Significant Stockholders, with each Significant Stockholder being deemed to have deposited a pro rata amount based on his or its holdings of FreeEDGAR Capital Stock immediately prior to the Closing. Such Escrowed Shares shall be held (subject to the provisions of the Escrow Agreement relating to the reduction or release of such shares in a manner set forth therein) pursuant to the Escrow Agreement for a period ending on the earlier to occur of (i) the date on which EOL files with the Securities and Exchange Commission its Annual Report on Form 10-K for its 1999 fiscal year and
(ii) April 15, 2000 (or such longer period as shall be provided therein

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in the event a claim for indemnification is made by EOL during such period).
Upon termination of the Escrow Agreement, the balance of the Escrowed Shares, if any, shall be distributed to the Significant Stockholders pursuant to the Escrow Agreement.

                         1.5.12 REGISTRATION RIGHTS
                         (a) PIGGYBACK REGISTRATION RIGHTS
     In the event that EOL seeks to effect a public offering of EOL Common Stock and, in such regard, EOL shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), then EOL will give written notice of such determination to all former holders of FreeEDGAR Capital Stock ("Holders"), as set forth in Schedule 2.2 hereto. Upon the written request of the Holders (the "Responding Holders"), within twenty
(20) days after receipt of any such notice from EOL, EOL will, except as provided herein, cause all, or any portion so requested, of the shares of EOL Common Stock (collectively the "Registrable Securities") owned by the Responding Holders to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered; provided, however, that nothing provided herein shall either (i) require EOL to file any registration statement at any time or (ii) prevent EOL from, at any time, abandoning or delaying any such registration. If any registration pursuant to this Section 1.5.12(a) shall be underwritten, in whole or in part, EOL shall require that the Registrable Securities requested for inclusion pursuant to this
Section 1.5.12(a) be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. Notwithstanding the foregoing, if the managing underwriter determines and advises in writing that the inclusion of all or any portion of the Registrable Securities proposed to be included in the underwritten public offering, together with any other issued and outstanding securities proposed to be included therein by holders of securities other than the Responding Holders, would interfere with the successful marketing of such securities, then the number of such Registrable Securities that the managing underwriter believes may be sold in such underwritten public offering shall be allocated for inclusion in the registration statement in the following order of priority: (i) the securities being offered by EOL: and (ii) the number of Registrable Securities then owned by each Responding Holder and the number of securities held by holders of securities of EOL other than Responding Holders, on a pro rata basis, based upon the number of securities sought to be registered by each such other holder. The Registrable Securities that are excluded from the underwritten public offering shall be withheld from the market by the Responding Holders for a period (not to exceed 180 days) that the managing underwriter reasonably determines to be necessary to effect the underwritten public offering (the "Holdback Period").

                         (b) REGISTRATION OBLIGATIONS
     When EOL is required by the provisions of Section 1.5.12(a) to effect the registration of Registrable Securities under the Act, EOL will:
          1. Prepare and file with the Securities and Exchange Commission ("SEC") a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective until such time as all of the Registrable Securities may be sold without regard to volume limitations under Rule 144 under the Securities Act ("Rule 144").

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     2.   Prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective until such time as all of the Registrable Securities may be sold without regard to volume limitations under Rule 144.
     3. Furnish to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as they may reasonably request in order to facilitate the public offering of such securities.
          4. Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating holders or the underwriters may reasonably request in writing, except that EOL shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign company in any jurisdiction wherein it is not already so qualified.
     5. Notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.
          6. Notify such holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information.
          7. Prepare and file with the SEC, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such holders (and concurred with by counsel for EOL), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of Registrable Securities by such holder.
       8.   Prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances in which they were made, not misleading.
          9. Advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                         (c) FEES AND COSTS
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
     With respect to the registration, all fees, costs and expenses of and incidental to such registration and public offering (as specified below) in connection therewith shall be borne by EOL, provided, however, that any security holders participating in such registration shall bear their pro rata share of the underwriting discount and commission and transfer taxes. The fees, costs and expenses of registration to be borne by EOL as provided above shall include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for EOL, fees and disbursements of one law firm acting as counsel to the selling stockholders (up to $7,500) and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified. Fees and disbursements of counsel (above $7,500) and accountants for the selling security holders and any other expenses incurred by the selling security holders not expressly included above shall be borne by the selling security holders.

                         (d)INDEMNIFICATION
          1. EOL will indemnify and hold harmless each holder of Registrable Securities which are included in a registration statement pursuant to the provisions of Section 1.5.12(a) hereof, its directors and officers, and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that EOL will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.
          2. Each holder of the Registrable Securities included in a registration pursuant to the provisions of Section 1.5.12(a) will indemnify and hold harmless EOL, its directors and officers, any controlling person and any underwriter from and against, and will reimburse EOL, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which EOL or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not

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
     misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such holder specifically for use in the preparation thereof.
     3. Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (1) or (2) of this Section 1.5.12(c) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (1) or (2), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was actually prejudiced by such omission. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (1) or
     (2) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                         1.6 APPROVAL BY SIGNIFICANT STOCKHOLDERS
          The principal terms of the Merger shall be approved by the holders of a majority of the voting shares of FreeEDGAR Capital Stock voting as a single class and by holders of a majority of each series of FreeEDGAR's preferred stock. EOL, as the sole stockholder of Acquisition Corp., shall approve the Merger. The Significant Stockholders, as the holders of at least 51% of the outstanding voting shares of FreeEDGAR Capital Stock, simultaneously with the execution of this Agreement, shall execute and deliver to EOL and Acquisition Corp. a consent in writing as stockholders in lieu of a meeting, in conformity with Section 228 of the DGCL, adopting and approving this Agreement (the "Section 228 Consent").

     From the date of this Agreement through the Effective Time, FreeEDGAR will use its best efforts to obtain the signatures of the other holders of FreeEDGAR Capital Stock to the Section 228 Consent necessary to effect the Merger.
                         1.7 DISSENTER'S RIGHTS

          If any holder of shares of FreeEDGAR Capital Stock is entitled to dissenter's rights under Section 262 of the DGCL in connection with the Merger, then the shares of FreeEDGAR Capital Stock as to which dissenter's rights are perfected under the DGCL ("Dissenting Shares"), will be converted into the right to receive such consideration as may be determined to be due with respect to the Dissenting Shares pursuant to the DGCL. FreeEDGAR will give EOL prompt notice of any demand by any of its stockholders for appraisal of shares of FreeEDGAR under the DGCL. FreeEDGAR will not, without the prior written consent of EOL (except as required by the DGCL, in which case EOL shall be provided with prior written notice) make any payment with respect to, or settle, any such demand for appraisal. Each holder of shares of FreeEDGAR Capital Stock who is entitled to receive payment for Dissenting Shares will receive payment therefor (but only after the amount of such payment has been agreed upon or finally determined in accordance with the DGCL). The number of shares of EOL Common Stock issuable pursuant to the Merger will be reduced by the number of shares of EOL Common Stock into which the Dissenting Shares are convertible and the Significant Stockholders obligations pursuant to Section 4.1 may be utilized by EOL to effectuate such a reduction.

         2.       REPRESENTATIONS AND WARRANTIES OF FREEEDGAR

                  FreeEDGAR represents and warrants to EOL and Acquisition Corp. as follows:

                         2.1 ORGANIZATION, STANDING AND POWER

          FreeEDGAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. FreeEDGAR is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes it necessary for it to qualify to do business as a foreign corporation, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean any effect that is materially adverse to the properties, assets, liabilities, business, prospects, results of operations or condition (financial or otherwise) of FreeEDGAR, taken as a whole. Copies of the Certificate of Incorporation or other organizational documents of FreeEDGAR and all amendments thereof, and of the By-laws or other corporate governance documents of FreeEDGAR, as amended to date, have been furnished to EOL and are complete and correct. The minute books of FreeEDGAR delivered to EOL contain complete and accurate summaries of all meetings and other corporate actions of FreeEDGAR stockholders and Boards of Directors (including committees of its Boards of Directors).

                         2.2 CAPITALIZATION

          The authorized capital stock of FreeEDGAR consists of (i) 12,000,000 shares of FreeEDGAR Common Stock of which 1,361,900 shares are issued and outstanding, and

     10,638,100 shares are authorized and unissued, (ii) 4,000,000 shares of Preferred Stock of which (A) 383,244 shares are designated as Series A Preferred Stock and issued and outstanding, and 0 shares are authorized and unissued, and (B) 2,930,234 shares are designated as Series B Preferred Stock, of which 1,773,643 shares are issued and outstanding (after giving effect to the conversion of the Reuters Note as of September 9, 1999), and 1,156,591 shares are authorized and unissued, and (iii) 784,813 shares of FreeEDGAR Common Stock subject to (A) the FreeEDGAR Options and (B) FreeEDGAR Warrants. Collectively, the FreeEDGAR Common Stock, FreeEDGAR Series A Preferred Stock, FreeEDGAR Series B Preferred Stock, FreeEDGAR Options, FreeEDGAR Warrants and Reuters Note are referred to herein as the "FreeEDGAR Capital Stock". All outstanding shares of FreeEDGAR Capital Stock has been duly authorized and, to the extent issued and outstanding, are validly issued and are fully paid and nonassessable. Other than as set forth above, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which FreeEDGAR is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares of Common Stock of FreeEDGAR. There is no personal liability, and other than as set forth on
     Schedule 2.2, there are no preemptive or similar rights, attached to the FreeEDGAR Capital Stock. Schedule 2.2 contains a complete and correct list of the (i) names, addresses (as reflected on the books and records of FreeEDGAR) and number of shares of FreeEDGAR Capital Stock owned of record by each of the stockholders of FreeEDGAR, and (ii) number of shares of EOL Common Stock into which such stockholder's shares of FreeEDGAR Capital Stock shall be converted as a result of the Merger.

                         2.3 INTERESTS IN OTHER ENTITIES

          Other than as set forth on Schedule 2.3, FreeEDGAR does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both.

                         2.4 AUTHORITY

          The execution and delivery by FreeEDGAR of this Agreement and of all of the agreements to be executed and delivered by FreeEDGAR pursuant hereto, the performance by FreeEDGAR of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of FreeEDGAR and, upon execution of the Section 228 Consent by holders of a majority of the outstanding voting FreeEDGAR Capital Stock and holders of a majority of the outstanding shares of each of the FreeEDGAR Series A Preferred Stock and the FreeEDGAR Series B Preferred Stock, all necessary corporate action on the part of FreeEDGAR, and FreeEDGAR has all necessary power with respect thereto. This Agreement is, and when executed and delivered by FreeEDGAR each of the other agreements to be delivered by FreeEDGAR pursuant hereto will be, the valid and binding obligation of FreeEDGAR in accordance with their respective terms.

                         2.5 NONCONTRAVENTION

          Except as set forth on Schedule 2.5, neither the execution and delivery by FreeEDGAR of this Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by FreeEDGAR of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a violation or breach of, or a default under, any provision of the Certificate of Incorporation or Bylaws or other organizational documents of FreeEDGAR, or (ii) conflict with, violate, breach, or constitute a default under, accelerate any obligation under, or give rise to a right of termination, amendment, or cancellation of any right or benefit under any of the terms, conditions or provisions of any note, bond, mortgage, debt instrument, credit facility, security agreement, lease, deed of trust, franchise, indenture, license, agreement or other instrument, commitment or obligation to which it is a party or by which any property of assets of FreeEDGAR is bound, or require any consent, approval or notice under the terms of any such document or instrument, or (iii) conflict or violate any applicable order, writ, injunction, decree, law, statute, ordinance, rule, judgment, regulation or other restriction of any court, government, governmental or administrative agency or instrumentality, or arbitration tribunal ("Governmental Entity") having jurisdiction over FreeEDGAR, or by which any property or asset of FreeEDGAR is bound or affected, or (iv) result in the creation or imposition of any lien, claim, restriction, charge, equity or encumbrance in favor of any third party upon any of assets of FreeEDGAR, or (v) interfere with or otherwise adversely affect the ability of the Surviving Corporation to carry on its business after the Closing Date on substantially the same basis as is now conducted by FreeEDGAR. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to FreeEDGAR in connection with the execution and delivery of this Agreement or the consummation by FreeEDGAR of the transactions contemplated hereby, other than the filing with the Delaware Secretary of State of the certificate of merger required to effect the Merger.

                         2.6 FINANCIAL STATEMENTS

          FreeEDGAR has heretofore delivered to EOL its audited financial statements, including its balance sheets, statements of income, stockholders' equity and cash flows for the fiscal year ended on December 31, 1998, certified without qualification by PricewaterhouseCoopers LLP, independent certified public accountants (the "FreeEDGAR Audited Financial Statements"), and its unaudited financial statements, including its balance sheets, related statements of income, shareholders' equity and cashflows for the six months ended on June 30, 1999. The FreeEDGAR financial statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. The balance sheets included in FreeEDGAR financial statements (including the related notes) fairly present the financial position of FreeEDGAR as of their respective dates, and the statements of operations and cash flows included therein (including the related notes) fairly present FreeEDGAR's results of operations for the fiscal periods indicated. The books and records of FreeEDGAR are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for its financial condition and results of operations as set forth in the aforementioned financial statements.

                         2.7 ABSENCE OF UNDISCLOSED LIABILITIES

          FreeEDGAR has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) liabilities set forth or adequately reserved against on the balance sheet as of June 30, 1999 (the "1999 Balance Sheet"), in the case of liabilities of the type required to be reflected on a corporate balance sheet prepared in accordance with GAAP other than those that would be reflected in notes to such balance sheet, or
     (ii) liabilities and obligations described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or (iii) liabilities incurred, consistent with past practice, in the ordinary course of business since June 30, 1999 not in excess of $25,000 in the aggregate, or (iv) liabilities under this Agreement.

                         2.8 PROPERTIES

          FreeEDGAR owns no real property. Except as set forth on Schedule 2.8, FreeEDGAR has good and valid title to all of the other properties and assets, reflected on the 1999 Balance Sheet or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all liens. All plants, structures and equipment which are utilized by FreeEDGAR, or are material to operations or condition (financial or otherwise) of FreeEDGAR, are owned or leased by FreeEDGAR and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for purposes for which they are used. Schedule 2.8 sets forth all (A) real property which is leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by FreeEDGAR, and (B) significant personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by FreeEDGAR.

                         2.9 ACCOUNTS RECEIVABLE

          The accounts and notes receivable which are reflected on the 1999 Balance Sheet are collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any reserves for bad debt or uncollectible accounts reflected on the 1999 Balance Sheet. The accounts and notes receivable which were thereafter added are collectible in the ordinary course of business at the aggregate amounts recorded in the books of account of FreeEDGAR, net of any reserves for bad debt or uncollectible accounts reflected in FreeEDGAR's accounting books and records and consistent with the reserves reflected in the 1999 Balance Sheet.

                         2.10 ABSENCE OF CHANGES

          Except as set forth on Schedule 2.10, since June 30, 1999, there have not been (i) any material adverse changes in the condition (financial or otherwise), assets, liabilities, business, prospects or results of operations of FreeEDGAR (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance)(it being acknowledged by EOL that FreeEDGAR had a substantial employee layoff in July 1999 and has continued to incur operating losses since June 30, 1999 as have been reported in writing to
     EOL), (ii) any waivers by FreeEDGAR of any right, or cancellation of any debt or claim, of substantial value, (iii) any declaration, setting aside or payment of any dividend or other distribution or payments in respect of the capital stock of

     FreeEDGAR, (iv) any change in the accounting principles or methods which are utilized by FreeEDGAR, (v) any action or agreement to enter into any transaction, agreement, or commitment (other than this Agreement and any agreements contemplated pursuant to this Agreement) other than in the ordinary course of business, (vi) sales or disposals of any material amount of assets, or (vii) disposal or lapse of any rights to the use of trademark, service mark, trade name, patent, copyright or other intellectual property right.

                         2.11 LITIGATION

          Except as set forth in Schedule 2.11, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the Best of the Knowledge of FreeEDGAR, threatened, against or relating to FreeEDGAR. As used in this Agreement the term "Best of Knowledge" shall mean, with reference to any natural person,
     (i) the actual knowledge of such person, or (ii) such knowledge as reasonably should be known by such person after reasonably diligent inquiry. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to FreeEDGAR, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice of FreeEDGAR in any area, or the acquisition by FreeEDGAR of any properties, assets or businesses, or (B) otherwise materially adverse to FreeEDGAR.

                         2.12 NO VIOLATION OF LAW

          FreeEDGAR has not engaged or is not engaging in any activity, or omitting or has omitted to take any action, as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any domestic or foreign court or governmental or administrative body or agency, applicable to FreeEDGAR, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); import, export and customs matters; business practices and operations; labor practices; employee benefits; and zoning and other land use, except in any event such as would not have a Material Adverse Effect.

                         2.13 INTELLECTUAL PROPERTY

          (a) The Intellectual Property Rights (as defined below) comprise all of the intellectual property rights necessary for the operation of the business of FreeEDGAR as currently conducted. Schedule 2.13 sets forth a true, correct and complete list of all: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of the Intellectual Property Rights owned or filed by or on behalf of FreeEDGAR; (ii) all registered trademarks and service marks owned by FreeEDGAR; (iii) all registered copyrights owned by FreeEDGAR and material to the financial condition, operating results, assets, operations or business prospects of FreeEDGAR; (v) all domain names owned or used by FreeEDGAR and (v) all licenses or similar agreements or arrangements relating to the Intellectual Property Rights to which FreeEDGAR is a party, either (A) as licensee and that require payments aggregating more than $25,000 in any 12-month period, or (B) as a licensor and that require payments aggregating more than $25,000 in any 12-month period.

          (b) Except as set forth in Schedule 2.13 (i) FreeEDGAR owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property Rights necessary for the operation of the business of FreeEDGAR as currently conducted free and clear of any liens; (ii) no written claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights is currently outstanding or, to the Best Knowledge of FreeEDGAR, threatened, and, to the knowledge of FreeEDGAR, there are no valid grounds for the same; (iii) no loss of any material Intellectual Property Right or related group of material Intellectual Property Rights is pending or, to the Best Knowledge of FreeEDGAR, threatened; (iv) FreeEDGAR has not received any written notice of, and has no knowledge of any valid grounds for, any currently existing or otherwise unresolved infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that FreeEDGAR licenses any rights from a third party); and (v) to the Best Knowledge of FreeEDGAR, FreeEDGAR has not infringed or misappropriated any intellectual property rights or other similar rights of any third parties, other than any of the foregoing which may have occurred in the past and have been fully and finally resolved prior to the date of this Agreement and to the Best Knowledge of FreeEDGAR, no infringement or misappropriation will occur as a result of the continued operation of the business of FreeEDGAR as currently conducted.

          (c) The transactions contemplated hereby will have no adverse effect on the right, title and interest of FreeEDGAR in and to any material Intellectual Property Rights or the validity and enforceability thereof. All material Intellectual Property Rights owned by FreeEDGAR will be the property of the Surviving Corporation as a result of the Merger.

          (d) Except as set forth on Schedule 2.13, no copy of FreeEDGAR's software is subject to or held in escrow or is in any third party's possession, other than the object code version in accordance with the licenses listed on Schedule 2.13 hereto.

          (e) FreeEDGAR has taken commercially reasonable measures to protect its Business Intellectual Property (as defined below). FreeEDGAR has used commercially reasonable measures to treat its Business Intellectual Property (other than user documentation and manuals and other materials provided to customers of FreeEDGAR (not including source code) under obligations of confidentiality) as trade secrets.

          (f) Except to the extent licensed to customers of FreeEDGAR in the ordinary course of business, FreeEDGAR has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and ownership to its Business Intellectual Property (or any portion thereof), and no third party has any right to use any of FreeEDGAR's Business Intellectual Property except in accordance with an agreement which is listed in Schedule 2.13. Except as set forth on Schedule 2.13, no licensing fees, royalties or payments are due and payable by FreeEDGAR in connection with the use of the Business Intellectual Property.

          (g) Neither FreeEDGAR nor, to the Best Knowledge of FreeEDGAR, any third party is in material default under any licenses, agreements or other rights with respect to the Business Intellectual Property, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default thereunder.

          (h) For the purposes of this Agreement, "Intellectual Property Rights" means all of the following owned by, issued to or licensed to FreeEDGAR, along with all income, royalties, damages and payments due or payable to FreeEDGAR at the Effective Time or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriation thereof and any and all corresponding rights that are secured by FreeEDGAR throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice and including, without limitation, all inventions of employees of FreeEDGAR) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including, without limitation, the use of the current corporate name and trade name(s) listed on Schedule 2.13 and all translations, adaptations, derivative works and combinations of the foregoing); copyrights and copyrightable works; Internet domain names; mask works; and registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, and production processes and techniques, research and development information, drawings, specifications designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information; computer software (in object code and source code form and including, without limitation, data, related data bases and documentation), including all works in progress relating to corrections, modifications or enhancements thereto as well as all current and prior (but only to the extent still maintained) versions of such software; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 2.13.

          (i) For purposes of this Agreement, "Business Intellectual Property" means all computer programs (including application software and operating software and including all operating codes, source codes, updates, upgrades, modifications and enhancements associated with such computer programs) and documentation, specifications, manuals and materials (including all Intellectual Property Rights) associated therewith currently owned or licensed by FreeEDGAR (regardless of whether it is used internally and/or by customers of FreeEDGAR.)

          (j) Each item of hardware, software or firmware (a "System") that is, or is part of a material asset of, or any product or service designed, manufactured, sold or provided by, or that is used in connection with the business of, FreeEDGAR is in all material respects Year 2000 Complaint except to the extent it is not reasonably expected to have a Material Adverse Effect. For purposes of this Section 2.13, "Year 2000 Complaint" means that all date-related functions of the System will accurately reflect the change from the year 1999 to the year 2000 and beyond, including leap year calculations, and the System will (i) properly calculate, display, enter, store, manipulate and otherwise include symbols, numbers and words that represent dates, including dates prior to, during and after the year 2000, in all computations, reports and displays involving dates, and are able and shall remain able to accurately process date data (including, but not limited to, calculating , comparing and sequencing) from, into and between the twentieth and twenty-first centuries; (ii) resolve any ambiguities as to century date data in input and output without abnormal endings, user intervening or change in operations; and
     (iii) include an indication of century in all date-related user and data interface functionalities, and all date-related data fields, generated by or embodied in the System. FreeEDGAR does not know of any inability on the part of any of its suppliers, customers or service providers (collectively, "Third Parties") to timely ensure that the Systems of such Third Parties are Year 2000 Compliant, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

                         2.14 TAX MATTERS

          FreeEDGAR has timely filed with the appropriate federal, state, local and foreign governmental agencies and other authorities ("Taxing Authority"), all tax returns and reports required to be filed by it, and has timely paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports or that are otherwise due and such tax returns and reports are correct and complete in all material respects. The tax returns of FreeEDGAR have never been audited by any Taxing Authority. FreeEDGAR has withheld all amounts which it is obligated to withhold from amounts owing to any employee, creditor or third party. All tax elections have been made by FreeEDGAR in accordance with generally accepted practices. The provisions for income and other taxes which are set forth on the 1999 Balance Sheet are adequate in all material respects for all accrued and unpaid taxes of FreeEDGAR as at June 30, 1999, whether (A) incurred in respect of or measured by income of FreeEDGAR for any periods prior to the close of business on that date, or (B) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provisions for income and other taxes which are set forth on the books of account of FreeEDGAR are adequate for all income and other taxes which accrued after June 30, 1999, subject to normal period-end adjustments consistent with prior periods. FreeEDGAR has not executed or filed with any Taxing Authority any agreement extending the periods for the assessment or collection of any income or other taxes, and FreeEDGAR has not been granted any currently effective waivers of any statute of limitations with respect to, or any extension of a period for the assessment of taxes. FreeEDGAR is not a party to any pending or, to the Best of the Knowledge of FreeEDGAR, threatened, claim, action or proceeding by any Taxing Authority for the assessment or collection of income or other taxes. There are no liens for taxes currently due and payable imposed by any Taxing Authority, outstanding against FreeEDGAR or its assets, properties or business.

                          2.15 INSURANCE

          Schedule 2.15 is a complete and correct list and summary description of all policies of insurance in which FreeEDGAR is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by FreeEDGAR. Such policies cover risks normally insured against, and are in amounts normally carried, by companies engaged in similar businesses of a size and scope to that of FreeEDGAR.

                         2.16 BANKS; POWERS OF ATTORNEY

          Schedule 2.16 is a complete and correct list showing (i) the names of each bank in which FreeEDGAR has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from FreeEDGAR.

                         2.17 EMPLOYEE ARRANGEMENTS

          Schedule 2.17 is a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which FreeEDGAR is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of FreeEDGAR. Schedule 2.17 also includes a list of the names and compensation rate of all employees of FreeEDGAR, including, without limitation, compensation due and payable, as well as, contingent accrued and projected bonuses to be earned or paid within 12 months of the Closing Date.

                         2.18 ERISA

                         (a) PLANS

          Schedule 2.18 lists each "employee pension benefit plan" (collectively called "FreeEDGAR Pension Plans" and severally called "FreeEDGAR Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each "employee welfare benefit plan" (collectively called "FreeEDGAR Welfare Plans" and severally called "FreeEDGAR Welfare Plan") as such term is defined in
     Section 3(1) of ERISA, which is maintained by FreeEDGAR or to which it contributes or is obligated or required to contribute, and which is subject to the provisions of ERISA. The FreeEDGAR Pension Plans and FreeEDGAR Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan".

                         (b) QUALIFICATION

          Each FreeEDGAR Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under Section 401(a) of the Code and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

                         (c) PLAN DOCUMENTS

          FreeEDGAR have heretofore delivered to EOL, true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules which were prepared in connection with each Plan, (iii) all IRS determination letters relating to the Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Plans.

                         (d) NO PROHIBITED TRANSACTIONS

          None of FreeEDGAR, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, have engaged in a transaction which would subject any of FreeEDGAR or any of the Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

                         (e) NO ACCUMULATED FUNDING DEFICIENCY

          None of the FreeEDGAR Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and
     Section 412 of the Code, whether or not waived.

                         (f) TERMINATION

          None of FreeEDGAR have incurred, and are not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any FreeEDGAR Pension Plan. The PBGC has not instituted proceedings to terminate any FreeEDGAR Pension Plan, nor has it notified any of FreeEDGAR, either formally or informally, of its intention to institute any such proceedings.

                         (g) REPORTABLE EVENTS

          There have not been, with respect to any of the Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

                         (h) MULTIEMPLOYER PLANS

          Neither of FreeEDGAR have ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

                         (i) CONTRIBUTIONS; BENEFITS

          FreeEDGAR has paid in full all amounts which were required to have been paid by it on or prior to the date hereof as contributions to any of the FreeEDGAR Pension Plans. The current value of all accrued benefits under each of the FreeEDGAR Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such FreeEDGAR Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

                         (j) CLAIMS

          There is not pending, and to the Best of the Knowledge of FreeEDGAR there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

                         2.19 CERTAIN BUSINESS MATTERS

          Except as is set forth in Schedule 2.19, (A) FreeEDGAR is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of its products or services, (B) there are no pending, or to the Best of the Knowledge of FreeEDGAR threatened, labor negotiations, work stoppages or work slowdowns involving or affecting FreeEDGAR, and, to the Best of the Knowledge of FreeEDGAR, there are no pending activities by any labor union seeking to represent or organize the employees of FreeEDGAR, (C) the product and service warranties given by FreeEDGAR or by which FreeEDGAR is bound (descriptions of which are set forth on Schedule 2.19), entail no greater obligations than are customary in the business in which FreeEDGAR is engaged, (D) FreeEDGAR is not party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, and (E) FreeEDGAR is not a party to or bound by any agreement in which any officer, director or stockholder of FreeEDGAR (or any affiliate of any such person) has, or had when made, a direct or indirect material interest other than those agreements that are otherwise described in or contemplated pursuant to this Agreement.

                         2.20 CERTAIN CONTRACTS

          Schedule 2.20 is a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which FreeEDGAR is a party or otherwise bound, except for each of those which (A) was made in the ordinary course of business, and (B) either (1) is terminable by FreeEDGAR (and will be terminable by the Surviving Corporation) without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by FreeEDGAR of $25,000 (or the equivalent) or less calculated over the full term thereof, and (C) is not otherwise material to FreeEDGAR. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished to EOL and Acquisition Corp., and except as expressly stated on the Schedule on which they are set forth, (A) each of them is in full force and effect, and, to the Best of the Knowledge of FreeEDGAR, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (B) there has been to the Best Knowledge of FreeEDGAR no threatened cancellations thereof, and there are no outstanding disputes thereunder other than in the ordinary course of business;(C) none of them is materially burdensome to FreeEDGAR; and (D) no consent, approval or authorization is required by party to any of these contracts, commitments, obligations and undertakings in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

                         2.21 APPROVALS

          FreeEDGAR currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises that are necessary for the conduct by it of its operations and the ownership by it of its properties (collectively "Permits"). All of the Permits are in full force and effect, and except as expressly set forth on
     Schedule 2.21, are transferable to the Surviving Corporation. Schedule 2.21 is a complete list of all the Permits. No violations of the terms of any of the Permits have occurred except such as would not have a

     Material Adverse Effect.

                         2.22 NO DEFAULT OR VIOLATION

          Except as set forth on Schedule 2.22, FreeEDGAR (i) is not in default under or in violation of (and no event has occurred which has not been waived which, with notice or lapse of time or both, would result in a default by FreeEDGAR under), nor has FreeEDGAR received any notice of a claim that it is in default under or that it is in violation of any of the terms, conditions or provisions of any note, bond, mortgage, debt instrument, credit facility, security agreement, lease, deed of trust, franchise, indenture, or any license, agreement or other instrument, commitment or obligation to which it is a party or by which any property of assets of FreeEDGAR is bound, (ii) in conflict or violation of any applicable order, writ, injunction, decree, law, statute, ordinance, rule, judgment, regulation or other restriction of any Governmental Entity having jurisdiction over FreeEDGAR, or by which any property or asset of FreeEDGAR is bound or affected.

                         2.23 CUSTOMERS

          Schedule 2.23 is a complete and correct list setting forth, with respect to the six-month period ended June 30, 1999, the ten largest customers of FreeEDGAR and the amount for which each such customer was invoiced during such period. Except as set forth on Schedule 2.23, to the Best of the Knowledge of FreeEDGAR, such customers will continue their respective relationships with FreeEDGAR after the Closing Date on substantially the same basis as now exists. Schedule 2.23 also indicates those of such customers which are affiliates or associates of FreeEDGAR (as defined in Rule 405 under the Securities Act).

                         2.24 BROKERS

          Except for Walden Capital, no agent, broker, person or firm acting on behalf of FreeEDGAR, or under the authority of FreeEDGAR, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby. The fee of $75,000 which is payable to Walden Capital shall be the sole obligation of FreeEDGAR, except that it will be paid by EOL pursuant to
     Section 9.1 to the extent the combined fees of Perkins Coie LLP and PricewaterhouseCoopers are less than $300,000.

                         2.25 INFORMATION AS TO FreeEDGAR

          None of the representations or warranties made by FreeEDGAR in this Agreement or in any agreement or document executed and delivered pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

                         2.26 DISSENTERS RIGHTS

          After FreeEDGAR complies with the requirements of Section 262 of the DGCL, no more than 5% of the outstanding share of FreeEDGAR Capital Stock immediately prior to the Effective Time, shall have perfected or indicated their bona fide intention to perfect dissenters' rights under Section 262 of the DGCL.

                         3. REPRESENTATIONS AND WARRANTIES OF EOL AND
                            ACQUISITION CORP

          EOL and Acquisition Corp. jointly and severally represent and warrant to FreeEDGAR (up to and including the Closing) and to the holders of FreeEDGAR Capital Stock (from and after the Closing) as follows:

                         3.1 ORGANIZATION, STANDING AND POWER

          EOL and Acquisition Corp. are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, each with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Each of EOL and Acquisition Corp. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes it necessary for it to qualify to do business as a foreign corporation, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a material adverse effect upon EOL and Acquisition Corp., as a whole (an "EOL Material Adverse Effect").

                         3.2 AUTHORITY

          The execution and delivery by EOL and Acquisition Corp. of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto, the performance by them of their respective obligations hereunder and thereunder, and the consummations of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of EOL and Acquisition Corp., and EOL and Acquisition Corp. have all necessary corporate power with respect thereto. This Agreement is, and, when executed and delivered by EOL and Acquisition Corp. each other agreement will be, the valid and binding obligation of EOL and Acquisition Corp., to the extent they are parties thereto, in accordance with their respective terms.

                         3.3 CAPITALIZATION

          The authorized capital stock of EOL consists of 30,000,000 shares of EOL Common Stock, of which 11,537,957 shares were issued and outstanding as at June 30, 1999, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding as at that date. The authorized capital stock of Acquisition Corp. consists of 10,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and owned by EOL. All issued and outstanding shares of Common Stock of EOL and Acquisition Corp. have been duly authorized and validly issued and are fully paid and non-assessable. As at June 30, 1999, 850,500 shares of EOL Common Stock were issuable upon the exercise or conversion of outstanding options, warrants, convertible securities or other rights to acquire EOL Common Stock.

                         3.4 NONCONTRAVENTION

          Except as set forth on Schedule 3.4, neither the execution and delivery by EOL and Acquisition Corp. of this Agreement or of any agreement to be executed and delivered by them pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by EOL and Acquisition Corp. of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a violation or breach of, or a default under, any provision of their respective Certificates of Incorporation or Bylaws or other organizational documents, or (ii) conflict with, violate, breach, or constitute a default under, accelerate any obligation under, or give rise to a right of termination, amendment, or cancellation of any right or benefit under any of the terms, conditions or provisions of any note, bond, mortgage, debt instrument, credit facility, security agreement, lease, deed of trust, franchise, indenture, license, agreement or other instrument, commitment or obligation to which either EOL or Acquisition Corp. is a party or by which any property of assets of EOL or Acquisition Corp. is bound, or require any consent, approval or notice under the terms of any such document or instrument, or (iii) conflict or violate any applicable order, writ, injunction, decree, law, statute, ordinance, rule, judgment, regulation or other restriction of any Governmental Entity having jurisdiction over EOL and Acquisition Corp., or by which any property or asset of EOL or Acquisition Corp. is bound or affected, or (iv) result in the creation or imposition of any lien, claim, restriction, charge, equity or encumbrance in favor of any third party upon any of assets of EOL or Acquisition Corp., or (v) interfere with or otherwise adversely affect the ability of the Surviving Corporation to carry on its business after the Closing Date on substantially the same basis as is now conducted by FreeEDGAR. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to FreeEDGAR, EOL or Acquisition Corp. in connection with the execution and delivery of this Agreement or the consummation by EOL and Acquisition Corp. of the transactions contemplated hereby, other than the filing with the Delaware Secretary of State of the certificate of merger required to effect the Merger.

                         3.5 SECURITIES AND EXCHANGE COMMISSION FILINGS;
                             FINANCIAL STATEMENTS

          EOL has filed all forms, registration statements, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since the initial public offering of its securities on May 26, 1999 (collectively, the "SEC Reports"). EOL has delivered to FreeEDGAR, in the form filed with the SEC (including any amendments thereto) through the date hereof, (A) its Quarterly Reports on Form 10-Q for the Quarter Ended June 30, 1999 (the "10-Q") and (B) its definitive Prospectus dated May 26, 1999. None of the SEC Reports (except to the extent revised or superseded by a subsequent filing with the SEC) contained, as of the date that it was filed with the SEC, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports were prepared in accordance with GAAP consistently applied (except as may be otherwise indicated in the notes thereto), and fairly present the financial position of EOL as at the dates thereof and its results of operations and cash flows for the periods indicated, except that (i) any unaudited financial statements are subject to normal reoccurring adjustments which might be required as a result of year-end audits, and (ii) the 10-Q contains certain departures from GAAP, as permitted by the SEC.

                         3.6 STOCK ISSUABLE PURSUANT TO MERGER

          The shares of EOL Common Stock into which the FreeEDGAR Capital Stock will be converted as a result of the Merger will be duly authorized and validly issued, and fully paid and non-assessable.

                         3.7 BROKERS

          Except for VM Equity Partners and C.E. Unterberg, Towbin, no agent, broker, person or firm acting on behalf of EOL or Acquisition Corp., or under the authority of either of them, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby. The fees which are payable to VM Equity Partners and C.E. Unterberg, Towbin shall be the sole obligation of EOL.

          4. INDEMNIFICATION

                         4.1 INDEMNIFICATION BY THE SIGNIFICANT STOCKHOLDERS

          As of the Closing, the Significant Stockholders will agree pursuant to the terms of the Escrow Agreement to indemnify and hold EOL harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which EOL may sustain, suffer or incur and which arise out of or are caused by the breach of any representation or warranty made by FreeEDGAR in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. Anything contained in this Agreement or the Escrow Agreement to the contrary notwithstanding, the aggregate indemnification obligation of the Significant Stockholders shall not exceed the aggregate value of the 95,000 shares of EOL Common Stock deposited in escrow pursuant to the Escrow Agreement by the Significant Stockholders (valued at the EOL Share Value). Any indemnification claim under this section or the Escrow Agreement may be satisfied by forfeiture of escrowed shares of EOL Common Stock, valued at the EOL Share Value, or by payment in cash (in which case an equivalent number of escrowed shares of EOL Common Stock valued at the EOL Share Value shall be released from the Escrow Agreement). The form of the payment shall be determined by a majority in interest of the Significant Stockholders.

                         4.2 INDEMNIFICATION BY EOL

          EOL shall indemnify and hold the holders of FreeEDGAR Capital Stock harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecutor defense of any matter indemnified pursuant hereto), which they may sustain, suffer or incur and which arise out of or are caused by the breach by EOL or Acquisition Corp. of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. Anything contained in this Agreement or the Escrow Agreement to the contrary notwithstanding, the aggregate indemnification obligation of EOL and Acquisition Corp. shall not exceed the aggregate value of 95,000 shares of EOL

          Common Stock (valued at the EOL Share Value).

                         4.3 THIRD PARTY CLAIMS

          If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice promptly shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Sections 4.1 or 4.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                         5. NONDISCLOSURE;

                         5.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION

          (a) As used in this paragraph 5, the term "Confidential Information" shall mean any and all information (oral and written) relating to either of EOL and FreeEDGAR, other than such information which can be shown to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph 5.1(b) hereof, including, but not limited to, information relating to: identity and description of products and services sold; costs; pricing; sources; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing.

          (b) Each of the parties to this Agreement agrees not to, at any time prior to the Closing, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever, unless required to do so by applicable law or as reasonably required to consummate the transactions contemplated pursuant to this Agreement.

                         5.2 INJUNCTIVE RELIEF

          The parties hereby acknowledge and agree that (i) the other party would be irreparably injured in the event of a breach of any of the obligations under this Section 5, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the nonbreaching party shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which any party may have against the other party, whether under this Agreement or otherwise, shall not be a defense to the enforcement of any of the rights under this Section 5.

                         5.3 SCOPE OF RESTRICTION

          It is the intent of the parties hereto that the covenants contained in this Section 5 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the parties hereby acknowledging that said restrictions are reasonably necessary for the protection of the other party or parties). Accordingly, it is hereby agreed that if any one or more of the provisions of this Section 5 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

                         5.4 ADDITIONAL UNDERTAKINGS

          The provisions of this Section 5 shall be in addition to, and not in lieu of, any other obligation that any or all of the parties may have with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise.

          6. ADDITIONAL COVENANTS

                         6.1 INVESTIGATION

          Between the date hereof and the Closing Date, EOL may, directly and through its representatives, make such investigation of FreeEDGAR and their respective businesses, assets and liabilities as it deems necessary or advisable, but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, EOL and its representatives shall have, at all reasonable times after the date hereof, full access to the premises and to the books and records of FreeEDGAR, and FreeEDGAR shall furnish to EOL and its representatives such financial and operating data and other information as may be from time to time reasonably requested. Except in connection with its evaluation of the transactions contemplated hereby, EOL shall use its reasonable best efforts not to disclose or use any confidential information which it obtains in connection with the foregoing until the transactions contemplated hereby are consummated or said information becomes otherwise lawfully ascertainable from other sources. In the event that the Merger is not consummated for any reason whatsoever, EOL agrees that it shall return to FreeEDGAR or destroy all documents, workpapers and other written materials which were obtained or created by it during the course of such investigation which constitute Confidential Information.

                         6.2 CONSUMMATION OF TRANSACTION

          Each of the parties hereto hereby agrees to use its reasonable best efforts to cause all conditions precedent to his or its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using its best efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

                         6.3 COOPERATION

          Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

                         6.4 ACCURACY OF REPRESENTATIONS

          Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use its reasonably best efforts to prevent the occurrence of any event, which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct in all material respects, or not to be performed as contemplated, at and as of the time immediately following the occurrence of such transaction or event.

                         6.5 CONDUCT OF BUSINESS OF FreeEDGAR PENDING MERGER

          During the period from the date hereof to the Effective Time, except pursuant to the terms hereof or unless EOL shall otherwise consent in writing, FreeEDGAR shall (i) carry out its operations only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; (ii) use its best efforts to keep available the services of their present officers, employees, representatives and agents and not terminate the services of any employee (other than for good reason and with prior written notice to EOL); and
     (iii) preserve its present relationships with customers, suppliers and other persons with which it has business relations. By way of illustration and not limitation, between the date of this Agreement and the Effective Time, FreeEDGAR shall not, directly or indirectly, do or commit to do any of the following without the prior written consent of EOL:

          (a)(i) Declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its common stock, (ii) split, combine or reclassify any of its common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock; or (iii) purchase, redeem or otherwise acquire any shares of common stock of any entities or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

               (b) Authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its common stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents.

               (c) (i) Increase the salary, compensation or fringe benefits of any of its directors, officers or employees, (ii) enter into any employment arrangement other than in the ordinary course of business consistent with past practice, with any other employee of FreeEDGAR,
          (iii) establish, adopt, enter into or amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, (iv) notwithstanding any agreement to the contrary, pay any bonus, salary or compensation to any of its directors, officers or employees or (v) issue, grant or make any stock based awards to any of its directors, officers or employees.

               (d) Amend its Certificate of Incorporation, Bylaws or other comparable charters or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of FreeEDGAR.

               (e) Acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to FreeEDGAR, except purchases consistent with past practice.

               (f) Sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice.

               (g) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FreeEDGAR, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice.

               (h) Enter into any agreement, contract, commitment, whether or not in the ordinary course of business, involving a commitment on the part of FreeEDGAR to purchase, sell, lease or otherwise dispose of assets or require payment by any or all of FreeEDGAR in excess of $25,000.

               (i) Expend funds for capital expenditures unless otherwise consented to in writing by EOL.

               (j) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

               (k) Recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement.

               (l) Change any accounting principles used by them, unless otherwise consented to in writing by EOL.

               (m) Make any tax election or settle or compromise any income tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of FreeEDGAR.

               (n) Settle or compromise any litigation in which FreeEDGAR is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid.

               (o) Authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, to solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Alternate Transaction (as hereinafter defined) or enter into any arrangement or negotiations of any type relating to the sale or other disposition of a material portion of FreeEDGAR's assets (other than in the ordinary course of business) or FreeEDGAR's capital stock (including any merger or consolidation involving FreeEDGAR.

               (p) Authorize any of, or commit or agree to take any of the foregoing actions.

                         6.6 FreeEDGAR HEADQUARTERS

          EOL agrees for the period from the Effective Time until February 29, 2000, not to move the principal offices of FreeEDGAR more than 15 miles from 10635 NE 38th Place, Kirkland, Washington (the "Kirkland Office").

                         6.7 FreeEDGAR EMPLOYEES

          In the event that EOL desires to terminate the services of any present employee of FreeEDGAR prior to February 29, 2000, EOL shall provide such employee with 60 days prior notice and if EOL desires to terminate the services of any present employee of FreeEDGAR during the period commencing on March 1, 2000 through the first anniversary date of the date hereof, EOL shall provide such employee with 30 days prior notice.

                         6.8 SALES TAXES, ETC.

          The holders of FreeEDGAR Capital Stock shall be responsible for, and shall pay, any and all sales taxes, transfer taxes and similar charges which became payable as a result of transactions contemplated hereby.

                         6.9 FURTHER ASSURANCES

          The parties hereto shall from time to time after the Closing Date, at their sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as the other party may reasonably request in order to more fully perfect the rights which are intended to be conveyed hereunder.

                         7. CONDITIONS OF MERGER

                           7.1 CONDITIONS TO OBLIGATIONS OF EOL AND ACQUISITION
                               CORP. TO EFFECT THE MERGER

          The respective obligations of EOL and Acquisition Corp. to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties of FreeEDGAR contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto shall have been true in all material respects when made, and, in addition, shall be true, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                           (b)     PERFORMANCE OF AGREEMENTS

          FreeEDGAR and the Significant Stockholders shall have performed, in all material respects, all obligations and agreements, and complied, in all material respects, with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto and required to be performed or complied with by any or all of them at or prior to the Closing Date.

                           (c)     CERTIFICATES

          FreeEDGAR shall have each furnished EOL with a certificate, dated the Closing Date, to the effect that he has fulfilled the conditions specified in subparagraphs 7.1(a) and 7.1(b) above.

                           (d)     OPINION OF COUNSEL FOR FreeEDGAR

          EOL shall have received an opinion of Perkins Coie LLP, counsel for FreeEDGAR, dated the Closing Date, in substantially the form of Exhibit C attached hereto.

                           (e)     LITIGATION

          No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the reasonable judgment of EOL makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

                           (f)     CONSENTS AND APPROVALS

          All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by FreeEDGAR and the Significant Stockholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in EOL's reasonable judgment are necessary to continue unimpaired any rights in and to the assets or business of FreeEDGAR which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect. Specifically and not by way of limitation of any consents, waivers, approvals, licenses and authorizations required to be delivered hereunder, FreeEDGAR shall have received from each of Reuters and Standard & Poor's (i) a waiver of any rights that it may have to change its current contractual or other relationship with FreeEDGAR (either through exercise of any right under, or amendment, modification, cancellation or termination of, its agreement and other understanding with FreeEDGAR) as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and
     (ii) a reaffirmation of its current contractual or other relationship with the Surviving Corporation as of the Effective Time.

                           (g)     NO MATERIAL ADVERSE CHANGE

          There shall not have occurred after the date hereof, in the reasonable judgment of EOL, a material adverse change in the condition (financial or otherwise), business, assets, prospects, liabilities or results of operations of FreeEDGAR, taken as a whole, it being acknowledged that FreeEDGAR will continue to incur operating losses consistent with the previous three month period as have been reported in writing to EOL.

                           (h)     ESCROW FUND

          The Significant Stockholders shall have established the Escrow Fund as contemplated in Section 1.5.11 hereof.

                           (i)     CONVERSION OF REUTERS DEBT

          All indebtedness of FreeEDGAR in favor of Reuters shall have been converted into shares of FreeEDGAR Series B Preferred Stock.

                           (j)     RELEASE OF UCC FINANCING STATEMENTS

          The UCC-1 Financing Statements and other UCC filings naming FreeEDGAR as debtor in favor of Reuters shall have been terminated and the liens on the property covered by these financing statements shall have been released.

                           (k)     APPROVAL OF THE MERGER BY HOLDERS OF
                                   FreeEDGAR CAPITAL STOCK

          Holders of at least a majority of the outstanding voting shares of FreeEDGAR Capital Stock and the holders of a majority of the outstanding shares of each of FreeEDGAR Series A Preferred Stock and FreeEDGAR Series B Preferred Stock shall have consented to the Merger.

                           (l)     INTENTIONALLY LEFT BLANK (OR ELSE RE-NUMBER)

                           (m)     LIMIT ON DISSENTERS RIGHTS

          The holders of no more than 5% of the outstanding shares of FreeEDGAR Capital Stock shall have perfected or indicated their bona fide intention to perfect dissenters' rights under applicable Delaware corporate law.

                           (n)     INVESTOR REPRESENTATION LETTERS

          A majority of the holders of shares of FreeEDGAR Capital Stock shall have executed and delivered to EOL, investor representation letters, in substantially the form of Exhibit D attached hereto and made a part hereof.

                           (o)     EMPLOYMENT AGREEMENT

          On or prior to the Closing Date, EOL and each of Mark Schnitzer, Dave Hamburg and Edward S. Gold, shall have executed and delivered an Employment Agreement in substantially the form of Exhibit E attached hereto.

                           (p)     CONSENT TO ASSIGNMENT OF LEASE

          On or prior to the Closing Date, FreeEDGAR shall obtain the written consent of the landlord of FreeEDGAR's principal executive offices located at the Kirkland Office to assign the lease for such premises on the same terms and conditions as are in effect prior to the Closing Date.

                           (q)     TERMINATION OF STOCKHOLDERS AGREEMENT

          On or prior to the Closing Date, the Stockholders Agreement dated as of March 12, 1996, as amended from time to time, by and among FreeEDGAR and the Stockholders (as defined therein) shall have been terminated by FreeEDGAR and the Stockholders effective on or before the Effective Time.

                           7.2 CONDITIONS TO OBLIGATIONS OF FreeEDGAR TO EFFECT THE MERGER

          The obligations of FreeEDGAR to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                           (a)     ACCURACY OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties of EOL and Acquisition Corp. contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                           (b)     PERFORMANCE OF AGREEMENTS

          EOL and Acquisition Corp. shall have performed, in all material respects, all obligations and agreements, and complied, in all material respects, with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by them pursuant hereto and required to be performed or complied with by them at or prior to the Closing Date.

                           (c)     CERTIFICATES

          EOL and Acquisition Corp. shall have furnished the Significant Stockholders with certificates, executed by a responsible executive officers of EOL and Acquisition Corp., dated the Closing Date, to the effect that each of them has fulfilled the conditions specified in subsections 7.2(a) and 7.2(b) hereof.

                           (d)     OPINION OF COUNSEL FOR EOL AND ACQUISITION
                                   CORP

          FreeEDGAR shall have received an opinion of Littman Krooks Roth & Ball P.C., counsel for EOL and Acquisition Corp., dated the Closing Date, in substantially the form of Exhibit F attached hereto and made a part hereof.

                           (e)     LITIGATION

          No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the reasonable judgment of the Significant Stockholders makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

                           (f)     NO MATERIAL ADVERSE CHANGE

          There shall not have occurred after the date hereof, in the reasonable judgment of FreeEDGAR, a material adverse change in the condition (financial or otherwise), business, assets, prospects, liabilities or results of operations of EOL.

                           (g)     SEC FILINGS

          There shall have delivered to FreeEDGAR copies of all filings made by EOL with the Securities and Exchange Commission since the consummation of its initial public offering of securities.

                           (h)     EMPLOYMENT AGREEMENT

          On or prior to the Closing Date, EOL and each of Mark Schnitzer, Dave Hamburg and Edward S. Gold shall have executed and delivered an Employment Agreement in substantially the form of Exhibit D attached hereto.

         8.       TERMINATION, AMENDMENT AND WAIVER

                           8.1      TERMINATION

          This Agreement may be terminated at any time prior to the Effective Time:

          (a)      By mutual consent of EOL and FreeEDGAR; or

          (b) By either EOL, on the one hand, or FreeEDGAR, on the other hand, if (i) the Merger shall not have been consummated by September 10, 1999; provided, however, that either EOL and FreeEDGAR may extend such date until October1, 1999; provided, further, however, that the right to terminate this Agreement under this subparagraph 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall have used their reasonable best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or (iii) by either party if (A) there has been a material breach of a representation or warranty by the other such that the conditions to this Agreement cannot be satisfied, or (B) there has been a willful breach of a covenant by the other which has not been cured by the breaching party.

                         8.2 EFFECT OF TERMINATION

          In the event of the termination of this Agreement as provided in paragraph 8, except with respect to (A) subparagraphs 5.1, 6.1, 8.3 and 9.1, and (B) liability for any breach of any obligation, covenant or agreement contained herein or any failure of the representations and warranties contained herein to have been true if such breach or failure results from the intentional, willful or grossly negligent conduct of any party hereto, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto.

                         8.3 CERTAIN PAYMENTS BY FreeEDGAR AND THE SIGNIFICANT
                             STOCKHOLDERS

          In order to induce EOL to execute and deliver this Agreement and to expend the resources necessary to implement the transactions contemplated hereby, in the event that (A) the Merger is abandoned by FreeEDGAR under circumstances that constitute a breach by FreeEDGAR of its obligations hereunder, or (B) under circumstances which do not constitute such a breach and prior to November 11, 1999 (the "End Date") (provided, however, in the event that EOL and FreeEDGAR agree to terminate this Agreement, then the End Date shall be 60 days from such mutual agreement), FreeEDGAR reaches an agreement, come to a mutual understanding as to terms, execute a letter of intent or definitive agreement or publicly announce an agreement in principle with regard to a transaction or series of transactions with a party other than EOL or Acquisition Corp. relating to a sale or other disposition of capital stock, assets or business of FreeEDGAR or enters into any other transaction (other than financing or other transactions in the ordinary course of business) which causes or results in FreeEDGAR or its stockholders not being able to consummate the transactions contemplated by this Agreement (an "Alternate Transaction"), then, in any such event, FreeEDGAR shall pay to EOL on the date of the breach or the End Date, as the case may be, $500,000.

         9.       GENERAL PROVISIONS

                         9.1 FEES AND EXPENSES

          Except as may be otherwise specifically provided herein, each of the parties hereto shall bear its own expenses in connection with the transactions contemplated hereby. In the event that the Merger is consummated, however, FreeEDGAR's out-of-pocket transaction expenses shall, as between EOL and FreeEDGAR (on the one hand) and the holders of FreeEDGAR Capital Stock (on the other hand), be deemed to be expenses of the holders of FreeEDGAR Capital Stock; provided, however, that EOL shall pay an aggregate of $300,000 of the costs and expenses of FreeEDGAR incident to the implementation of the transactions contemplated hereby. Any excess transaction expenses shall be reimbursed, if paid by EOL or FreeEDGAR, by the Significant Stockholders.

                         9.2 AMENDMENT

          This Agreement may not be amended except by a written instrument executed by the parties hereto.

                         9.3 WAIVER

          At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                         9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date until the earlier of (i) the date on which EOL files its Annual Report on Form 10-K for its 1999 fiscal year with the Securities and Exchange Commission, and (ii) April 15, 2000. In all cases, the expiration of the relevant period shall not affect any claim for breaches of representations and warranties if written notice thereof, in reasonable detail, is given to the breaching party or persons prior to such date.

                         9.5 NOTICES

          All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given:
     (i) on the date of delivery, if delivered personally or by messenger, (ii) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery, (iii) upon receipt of confirmation of transmission, if transmitted by telecopier; and (iv) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be addressed as set forth below or to such other address or telecopier number as either party hereto may designate to the other party hereto by like notice:

                  If to EOL:

                              EDGAR Online, Inc.
                              50 Washington Street
                              12th Floor
                              Norwalk, CT 06854
                              Telecopier No.: (203) 852-5667
                              Attn:   Susan Strausberg, Chief Executive Officer
                              Tom Vos, President

                  With a copy to:

                              Littman Krooks Roth & Ball, P.C.
                              655 Third Avenue
                              New York, New York 10017
                              Telecopier No.: (212) 490-2990
                              Attn:  Mitchell C. Littman, Esq.

                  If to FreeEDGAR:

                              FreeEDGAR.com, Inc.
                              10635 NE 38th Place, Suite B
                              Kirkland, WA 98033
                              Telecopier No.:  (425) 827-4708
                              Attn: Mark Schnitzer, President

                  With a copy to:

                              Perkins Coie LLP
                              1201 Third Avenue, 40th Floor
                              Seattle, WA 98101-3099
                              Telecopier No.: (206) 583-8500
                              Attn: Gregory Gorder, Esq.

                         9.6 PRESS RELEASES

          EOL and FreeEDGAR shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this Agreement or the transactions contemplated hereby, and none of the parties hereto shall, and FreeEDGAR shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

                         9.7 INTERPRETATION

          As used in this Agreement, unless the context otherwise requires: words describing the singular number shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; and the words "hereof", "herein" and "hereunder", and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.

                         9.8 ENTIRE AGREEMENT

          This Agreement, the agreements referred to herein, and the other agreements and instruments delivered pursuant hereto and thereto, constitute the entire agreement, and supersede all prior agreements, understandings, undertakings, inducements or conditions, both written and oral, express or implied, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, the letter of intent dated July 25, 1999, between EOL and FreeEDGAR, as amended..

                         9.9 NO ASSIGNMENT

          This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of all of the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                         9.10 HEADINGS

          Headings in this Agreement are for convenience of reference only, and shall not affect the interpretation of any of the provisions hereof.

                         9.11 GOVERNING LAW; JURISDICTION

          Except to the extent that the laws of any other jurisdiction shall mandatorily apply to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws. FreeEDGAR hereby irrevocably submits to the jurisdiction of any New York State or United States federal court sitting in New York County over any action or proceeding arising out of or relating to this agreement or any agreement contemplated hereby, and FreeEDGAR hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. FreeEDGAR further waives any objection to venue in such state and any objection to an action or proceeding in such state on the basis of a non-convenient forum. FreeEDGAR further agrees that any action or proceeding brought against EOL or Acquisition Corp. or any of their respective principals shall be brought only in New York State or United States federal courts sitting in New York county. Service of process may be made upon FreeEDGAR by mailing a copy thereof to it, by United States certified or registered mail, at its address set forth on page one hereof.

                         9.12 COUNTERPARTS

          This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                         9.13 THIRD PARTY BENEFICIARIES

          Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                         9.14 SCHEDULES

          The Schedules delivered pursuant to this Agreement are an integral part hereof, and are considered to be part of the representations and warranties to which they relate. Each such Schedule shall be in writing, shall indicate the subparagraph pursuant to which it is being delivered, and shall be initialed by the delivering party.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                              EDGAR ONLINE, INC.



                              By: /s/
                                -----------------------------------------------
                              Name: Tom Vos

                              Title:  President



                              FREEEDGAR ACQUISITION CORP.



                              By: /s/
                                 ----------------------------------------------
                              Name: Tom Vos
                              Title:  CEO



                              FREEEDGAR.COM, INC.

                              By: /s/
                                 ----------------------------------------------
                              Name:  Mark Schnitzer
                              Title:  President